UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

June 6, 2016

Date of report (Date of earliest event reported)

IMAX Corporation

(Exact Name of Registrant as Specified in Its Charter)

Canada	1-35066	98-0140269
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2525 Speakman Drive Mississauga, Ontario, Canada L5K 1B1 (905) 403-6500	110 E. 59th Street, Suite 2100 New York, New York, USA 10022 (212) 821-0100

(905) 403-6500

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Patrick McClymont as Chief Financial Officer

On June 6, 2016, IMAX Corporation (the “Company”) announced the appointment of Patrick McClymont to the position of Chief Financial Officer, succeeding current Chief Financial Officer Joseph Sparacio effective August 8, 2016.

Mr. McClymont, age 46, was most recently Executive Vice President and Chief Financial Officer at Sotheby’s, where he developed and executed growth plans across the company’s operations in 40 countries. Prior to Sotheby’s, Mr. McClymont was a Partner and Managing Director at Goldman, Sachs & Co., where he spent 15 years. Mr. McClymont holds a Master of Business Administration from The Amos Tuck School, Dartmouth College, and a Bachelor of Science with Distinction from Cornell University.

On June 6, 2016, the Company and Mr. McClymont entered into an employment agreement (the “Agreement”) for a three-year employment term, commencing on August 8, 2016 (the “Effective Date”). Under the Agreement, Mr. McClymont will receive an annual base salary of $675,000. Mr. McClymont is also eligible to receive an annual cash incentive bonus with a target amount equal to 70% of his base salary, based upon the achievement of corporate and individual performance goals.

Promptly following the Effective Date, Mr. McClymont will receive a long-term incentive award with a grant date fair value equal to $500,000, which will be comprised of 25% stock options and 75% restricted stock units, and which will vest: (i) 1/3 on the first anniversary of the grant date; (ii) 1/3 on the second anniversary of the grant date; and (iii) 1/3 on the last day of the employment term. In addition, commencing in 2017, Mr. McClymont will receive annual long-term incentive awards with a grant date fair value equal to $1,350,000, to be granted around the same time that awards are granted to other senior executives, provided that Mr. McClymont remains employed on each annual grant date. The annual equity awards will be comprised of 25% stock options and 75% restricted stock units, and will be subject to the Company’s standard four-year vesting schedule. Mr. McClymont will also be entitled to executive fringe benefits comparable to those of other Company executive officers as described in the Company’s annual proxy statement.

If, prior to the end of the employment term, Mr. McClymont’s employment is terminated without cause, or he resigns for good reason, the Company will continue to pay Mr. McClymont his annual base salary and benefits for a period equal to: (i) fifteen (15) months, if the termination without cause or resignation for good reason occurs on or before the eighteen (18) month anniversary of the Effective Date; or (ii) twelve (12) months, if thereafter. In addition, Mr. McClymont will be paid any earned but unpaid bonus for the year prior to the year of termination, as well as a pro-rated target bonus for the length of the severance period.

If, within twenty-four (24) months following a change of control, Mr. McClymont’s employment is terminated without cause, or he resigns for good reason, his granted and outstanding long-term incentive awards will be subject to acceleration pursuant to the terms of the Company’s Amended and Restated Long-Term Incentive Plan. In addition, Mr. McClymont will receive a one-time cash payment equal to $1,350,000 in lieu of all remaining annual equity grants that would have been made to Mr. McClymont during the remainder of the employment term, if any.

Mr. McClymont has agreed to restrictive covenants, including confidentiality and non-competition covenants, substantially similar to those agreed to by other senior executives of the Company.

Resignation of Joseph Sparacio

Current Chief Financial Officer Joseph Sparacio has been assisting IMAX in the search process for several months after expressing his interest to pursue other opportunities. At the conclusion of that process, on June 6, 2016, the Company announced that Mr. McClymont will succeed Mr. Sparacio in the role of Chief Financial Officer on August 8, 2016.

Pursuant to an amendment to Mr. Sparacio’s employment agreement dated June 6, 2016, the parties agreed that Mr. Sparacio’s employment will not be renewed upon expiration of the current term on November 13, 2016. Pursuant to the amendment, Mr. Sparacio will serve as Chief Financial Officer until August 8, 2016, and thereafter will serve as Executive Consultant to the Company for the balance of his employment term. In such role, Mr. Sparacio will assist on various transition matters. All other terms of Mr. Sparacio’s existing agreement remain unchanged.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release dated June 6, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAX Corporation
(Registrant)

Date:	June 10, 2016	By:	/s/ Robert D. Lister
		Name:	Robert D. Lister
		Title:	Chief Legal Officer & Chief Business Development Officer

		By:	/s/ Carrie Lindzon-Jacobs
		Name:	Carrie Lindzon-Jacobs
		Title:	Executive Vice President, Human Resources